ARC Group Worldwide, Inc; 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: April 29, 2013

CONTACT: Mark Jeske, Investor Relations

PHONE: (303) 467-5236

ARC GROUP WORLDWIDE, INC. ANNOUNCES CHANGES TO BOARD OF DIRECTORS AND APPOINTMENT OF ROBERT MARTEN AS CEO

DELAND, FL. -- ARC Group Worldwide, Inc. (NASDAQ Capital Market: ARCW; the “Company”) announced changes to its Board of Directors as well as the appointment of Mr. Robert Marten as Chief Executive Officer.

The Board of Directors has unanimously appointed Mr. Willard T. Walker Jr. and Mr. Gregory D. Wallis as new directors effective immediately. Mr. Walker and Mr. Wallis shall serve as members of the Board's Audit Committee and Compensation Committee. Mr. Jerrold H. Abrahams shall continue to serve as the Company’s designated Audit Committee Financial Expert. The new Directors shall replace outgoing directors Mr. Jonathan Bernstein, Ms. Lynn Wunderman, and Mr. Viktor Nemeth, who have resigned from the Company’s Board. The Board has determined that the new directors meet the independence standards and the Audit Committee Composition standards under the applicable rules of the NASDAQ and the U.S. Securities and Exchange Commission. Mr. Walker and Mr. Wallis have been appointed to serve for a term that will expire at the next shareholders’ meeting at which directors are elected, or until a respective successor is duly elected and approved.

Commenting on the changes to the Board of Directors, Mr. Jason Young, Chairman of the Board, said, "Mr. Bernstein, Ms. Wunderman, and Mr. Nemeth have been valuable Board members and we are grateful for their service to the Company, particularly through the transition period.” He further added, “We are very pleased to welcome Mr. Walker and Mr. Wallis to our Board. The new director appointments enhance our Board’s expertise in key areas, including industry knowledge and manufacturing. We welcome the experience which these exceptionally accomplished professionals bring to our Board and look forward to their contributions to the Company in 2013 and beyond.”

Furthermore, the Company announced the appointment of Mr. Robert Marten as the Chief Executive Officer of the Company as well as a member of the Company’s Board effective immediately. Mr. Marten was appointed as the Company’s President in September 2012. Mr. Marten succeeds Mr. Theodore Deinard, who has resigned as the Interim Chief Executive Officer and as a member of the Company’s Board. Mr. Deinard will stay with the Company in a leadership role, as CEO of the Company’s Arc Wireless subsidiary.

“We are grateful to Mr. Deinard for his efforts during the interim period and welcome Mr. Marten to take the helm,” said Jason Young, Chairman of the Board. He further added, “Mr. Marten has been leading Quadrant Metals Technologies since its inception, and we feel it is appropriate for him to take the role of leading the Company. We are excited about the Company’s prospects and its leadership in key areas, such as metal injection molding.”

On his appointment as the new CEO, Robert Marten said, “I am honored to have been selected as the Company’s CEO and look forward to working with all the stakeholders to meet our strategic objectives. We have made great progress building a diversified metals manufacturing business and we will work towards continued growth”. Commenting on the Board of Directors changes, he further added, “We welcome Mr. Walker and Mr. Wallis to our Board. These seasoned executives will bring valuable industry insight and management experience to the Board and our Company and we look forward to their contributions as we continue to strive for long-term shareholder value.”

About Mr. Robert Marten

Mr. Marten was appointed as the Company’s President on September 16, 2012. Mr. Marten has served as the President and Chief Executive Officer of the Company’s subsidiary FloMet LLC since July of 2006. Mr. Marten has served as the President and Chief Executive Officer of the Company’s subsidiary Quadrant Metals Technologies LLC since its inception in 2011. He has also served as the Chief Executive Officer of the Company’s subsidiaries General Flange & Forge LLC since April, 2011 and Tubefit LLC since November, 2011. He has served as the Chief Executive Officer of the Company’s subsidiaries Advanced Forming Technologies, Inc. and AFT-Hungary Kft. since the Company acquired these entities on August 8, 2012. Mr. Marten previously served in executive leadership positions with several other manufacturing companies. Mr. Marten has both a BBA and an MBA from the University of Wisconsin – Madison.

About Mr. Willard T. Walker Jr.

Mr. Walker is President and CEO of W. T. Walker Group, Inc., a holding company with businesses engaged in the manufacture of steel forgings and provision of thermal treatment services. Mr. Walker’s career in engineered products includes experience in strategic planning, financial oversight, organizational development, and mergers and acquisitions. Mr. Walker received his B.A. in Economics from the University of Wisconsin, and his J.D. from Northwestern University School of Law.

About Mr. Gregory Wallis

Greg Wallis is the CEO of Dorst America in Bethlehem, PA, responsible for the company’s operations in North America. Dorst is a leading international supplier of machines and complete production systems for ceramic and powder metal components. Before being named CEO in 2004, Greg was Dorst’s Executive Vice President, with primary responsibilities for sales and marketing in the US, Canada, and Mexico. He played a key role in taking Dorst from a niche player to the dominant supplier of high technology compacting presses in the Powder Metallurgy and related industries. Prior to joining Dorst in 1989, Greg developed his engineering and marketing skills, having held various positions within the former Frenchtown Ceramics Co, in Frenchtown, NJ.

ABOUT ARC GROUP WORLDWIDE, INC.

The Company, through its operating subsidiaries AFT, QMT, ARC Wireless LLC and ARC Wireless Ltd., is a global diversified manufacturer active in metal injection molding, flanges, specialty hermetic seals, and wireless equipment. For more information about the Company, please visit www.arcgroupworldwide.net.

IMPORTANT INFORMATION

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on the Company’s current expectations, estimates and projections about future events. These include, but are not limited to, statements, if any, regarding business plans and integration efforts related to the recent transactions, pro-forma statements and financial projections, the Company’s ability to expand its services and realize growth and efficiencies through the acquisitions discussed herein, merger-related expenses and the impact of the transaction on the Company’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as the Company’s ability to integrate QMT and AFT as planned and the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. Neither the Company nor QMT nor AFT undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by the Company with the Securities and Exchange Commission, including its Form 8-K/A filed with the SEC on September 28, 2012 and the Form 10-Q for the six months ending December 30, 2012.